newsrelease
CTS CORPORATION Elkhart, Indiana 46514h(574) 293-7511

February 3, 2006
FOR RELEASE: Immediately

CTS CORPORATION NAMES ROHIT RAI AS VICE PRESIDENT,
STRATEGY AND CORPORATE DEVELOPMENT

Elkhart, IN…CTS Corporation (NYSE: CTS) is pleased to announce the appointment of Rohit Rai as the Vice President, Strategy and Corporate Development reporting to Donald Schwanz, CEO and Chairman of the Board. In his new role, Rohit will lead the corporate business development efforts and drive the growth strategy for CTS to meet the dynamic and changing business needs.

Rohit joins CTS with over 20 years experience in general management, business development, marketing, operations and IT across a wide range of global customers in the aerospace, defense, industrial, power and IT industries. Most recently, at Pratt & Whitney, his responsibilities included leading business development, mergers & acquisition, launch of a new business initiative and turning around a global power business that exceeded sales of $600 million in over 40 countries. Prior to this, he worked for Asea Brown Boveri in Switzerland leading strategy, marketing and business development for the global power business.

Rohit holds a Master’s in Management from MIT Sloan School and a Bachelor’s in Electrical Engineering from Malaviya Regional Engineering College in Jaipur, India.

Rohit and his wife Anshu and their son will relocate to Indiana from Connecticut.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, computer, communications, medical and industrial markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.” To find out more, visit the CTS Web site at www.ctscorp.com.

Contact:     James L. Cummins, Senior Vice President Administration
 CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
 Telephone: (574) 293-7511 FAX (574) 293-6146